Exhibit 99.2

Dividend Reinvestment and Stock Purchase Plan

Enrollment Form

To participate in the Tower Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan, complete and sign the reverse side of this enrollment form and return it in the enclosed envelope.

c/o Registrar and Transfer Co. Attn: Dividend Reinvestment Dept. P.O. Box 664 Cranford, NJ 07016-9896	Name 1 Name 2
Street Address
City/State/Zip Code

Daytime Telephone Number

( )
Social Security Number

— —

NOTE: This is not a proxy. Return this form only if you wish to participate in the Plan. Please enroll me in the Tower Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan.

This will authorize Tower Bancorp, Inc. to forward to the Plan Agent all or a portion of the dividends you receive on Tower Bancorp, Inc. common stock to be invested, together with any voluntary cash contributions you make (from $100.00 to $50,000.00 per quarter) to purchase additional shares of Tower Bancorp, Inc. common stock. All investments and any voluntary cash contributions are made subject to the terms and conditions of the Plan as set forth in the accompanying plan document.

This authorization and appointment are given by you with the understanding that you may terminate them at any time by notifying the Plan Agent.

☐	Full Dividend Reinvestment – Please apply the dividends on all shares of Tower Bancorp, Inc. common stock that I currently own as well as all future shares that I acquire.

☐	Partial Dividend Reinvestment – Please remit to me the dividends on shares. I understand that the dividends on my remaining Tower Bancorp, Inc. shares, as well as all future Tower Bancorp, Inc. shares that I acquire will be reinvested under the Plan.

☐	Optional Cash Payments Only – Permit me to purchase additional shares without reinvesting dividends on common stock registered in my name.

☐

Automatic Quarterly Contributions – Withdraw $            (min. $100 and max. $50,000) from my checking or savings account below on a quarterly basis to purchase additional shares of Tower Bancorp, Inc. common stock. My account will be debited on the 25th or next business day of the months of February, May, August and November.

(To enroll, you must complete this section and return it along with a voided check for checking accounts or a preprinted deposit slip for savings accounts. Deductions will occur each quarter five days before the Investment Date or if such date is not a business day, the preceding business day. Your financial institution can provide you with the following required information.)

Type of Account:            ☐                Checking                             ☐            Savings

Financial Institution RT/ABA Number:

Checking/Savings Account Number:

☐	Safekeeping – Deposit the enclosed shares of Tower Bancorp, Inc. stock for safekeeping. (To deposit your shares for safekeeping, check this box and return this form and your stock certificates via registered mail, return receipt requested, and properly insured.)

Mail completed form to:

Registrar and Transfer company

P.O. Box 664

Cranford, NJ 07016-9896

Attention: Dividend Reinvestment Department/Tower Bancorp, Inc.

Please sign exactly as name(s) appear on the stock certificate(s). If shares are held jointly, all holders must sign.

Signature                                                  Date                    Signature                                              Date